Exhibit 99.4

REVISED CONSOLIDATED FINANCIAL STATEMENTS OF BUILDERS FIRSTSOURCE, INC.

Note: The information contained in this Item has been updated for the change to reportable segments discussed in the Notes to the Consolidated Financial Statements. This Item has not been updated for any other changes since the filing of the 2014 Annual Report on Form 10-K.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2014	2013	2012
	(In thousands, except per share amounts)
Sales	$1,604,096	$1,489,892	$1,070,676
Cost of sales	1,247,099	1,169,972	856,110
Gross margin	356,997	319,920	214,566
Selling, general and administrative expenses	306,508	271,885	222,263
Asset impairments	—	—	48
Facility closure costs	471	(7)	958
Income (loss) from operations	50,018	48,042	(8,703)
Interest expense, net	30,349	89,638	45,139
Income (loss) from continuing operations before income taxes	19,669	(41,596)	(53,842)
Income tax expense	1,111	769	577
Income (loss) from continuing operations	18,558	(42,365)	(54,419)
Loss from discontinued operations (net of income tax expense of $0 in 2014, 2013 and 2012)	(408)	(326)	(2,437)
Net income (loss)	$18,150	$(42,691)	$(56,856)
Comprehensive income (loss)	$18,150	$(42,691)	$(56,856)
Basic net income (loss) per share:
Income (loss) from continuing operations	$0.19	$(0.44)	$(0.57)
Loss from discontinued operations	(0.00)	(0.00)	(0.03)
Net income (loss)	$0.19	$(0.44)	$(0.60)
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.18	$(0.44)	$(0.57)
Loss from discontinued operations	(0.00)	(0.00)	(0.03)
Net income (loss)	$0.18	$(0.44)	$(0.60)
Weighted average common shares outstanding:
Basic	98,050	96,449	95,463
Diluted	100,522	96,449	95,463

The accompanying notes are an integral part of these consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$17,773	$54,696
Accounts receivable, less allowances of $3,153 and $3,605 for 2014 and 2013, respectively	148,352	143,036
Inventories	138,156	123,636
Other current assets	27,259	9,793
Total current assets	331,540	331,161
Property, plant and equipment, net	75,679	49,392
Goodwill	139,774	111,193
Intangible assets, net	17,228	827
Other assets, net	18,844	23,266
Total assets	$583,065	$515,839
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,868	$81,046
Accrued liabilities	66,225	45,310
Current maturities of long-term debt	30,074	67
Total current liabilities	172,167	126,423
Long-term debt, net of current maturities	353,830	353,904
Deferred income taxes	6,441	6,670
Other long-term liabilities	10,427	13,474
Total liabilities	542,865	500,471
Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at December 31, 2014 and 2013	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 98,226 and 97,905 shares issued and outstanding at December 31, 2014 and 2013, respectively	982	973
Additional paid-in capital	380,091	373,418
Accumulated deficit	(340,873)	(359,023)
Total stockholders’ equity	40,200	15,368
Total liabilities and stockholders’ equity	$583,065	$515,839

The accompanying notes are an integral part of these consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2014	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$18,150	$(42,691)	$(56,856)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	9,519	9,305	11,120
Asset impairments	—	—	48
Amortization and write-off of deferred loan costs	2,432	4,067	744
Amortization and write-off of debt discount	—	7,794	1,425
Fair value adjustment of stock warrants	(456)	1,502	4,992
Deferred income taxes	524	917	458
Bad debt expense	(274)	900	751
Net non-cash expense (income) from discontinued operations	—	(195)	1,064
Stock compensation expense	6,157	4,245	3,628
Net gain on sales of assets	(114)	(284)	(38)
Changes in assets and liabilities:
Receivables	4,503	(26,531)	(41,727)
Inventories	(9,103)	(14,637)	(31,914)
Other current assets	(8,181)	(177)	(710)
Other assets and liabilities	(660)	(1,344)	(195)
Accounts payable	(5,178)	1,649	30,779
Accrued liabilities	10,174	7,904	9,581
Net cash provided by (used in) operating activities	27,493	(47,576)	(66,850)
Cash flows from investing activities:
Purchases of property, plant and equipment	(25,716)	(15,051)	(10,398)
Proceeds from sale of property, plant and equipment	213	2,592	230
Cash used for acquisitions, net	(69,337)	—	—
Decrease in restricted cash	—	13,030	1,135
Net cash provided by (used in) investing activities	(94,840)	571	(9,033)
Cash flows from financing activities:
Borrowings under revolving credit facility	30,000	30,000	—
Payments under revolving credit facility	—	(30,000)	—
Proceeds from issuance of long term debt	—	350,000	62,075
Payments of long-term debt and other loans	(67)	(364,778)	(54)
Deferred loan costs	(34)	(15,634)	(1,639)
Payment of recapitalization costs	—	(37)	—
Exercise of stock options	1,831	1,754	596
Repurchase of common stock	(1,306)	(1,036)	(496)
Net cash provided by (used in) financing activities	30,424	(29,731)	60,482
Net decrease in cash and cash equivalents	(36,923)	(76,736)	(15,401)
Cash and cash equivalents at beginning of period	54,696	131,432	146,833
Cash and cash equivalents at end of period	$17,773	$54,696	$131,432

The accompanying notes are an integral part of these consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional Paid		Accumulated Other
	Common Stock		in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	(Loss) Income	Total
	(In thousands)
Balance at December 31, 2011	96,806	$950	$359,750	$(259,476)	$—	$101,224
Issuance of restricted stock, net of forfeitures	89	—	—	—	—	—
Vesting of restricted stock	—	7	(7)	—	—	—
Stock compensation expense	—	—	3,628	—	—	3,628
Exercise of stock options	187	2	594	—	—	596
Repurchase of common stock	(166)	(2)	(494)	—	—	(496)
Comprehensive loss:
Net loss	—	—	—	(56,856)		(56,856)
Total comprehensive loss	—	—	—	—	—	(56,856)
Balance at December 31, 2012	96,916	957	363,471	(316,332)	—	48,096
Issuance of restricted stock, net of forfeitures	32	—	—	—	—	—
Vesting of restricted stock	—	7	(7)	—	—	—
Stock Compensation Expense	—	—	4,245	—	—	4,245
Exercise of stock options	543	5	1,749	—	—	1,754
Exercise of stock warrants	579	6	4,994	—	—	5,000
Repurchase of common stock	(165)	(2)	(1,034)	—	—	(1,036)
Comprehensive loss:
Net loss	—	—	—	(42,691)	—	(42,691)
Total comprehensive loss	—	—	—	—	—	(42,691)
Balance at December 31, 2013	97,905	973	373,418	(359,023)	—	15,368
Vesting of restricted stock	—	6	(6)	—	—	—
Stock compensation expense	—	—	6,157	—	—	6,157
Exercise of stock options	492	5	1,826	—	—	1,831
Repurchase of common stock	(171)	(2)	(1,304)	—	—	(1,306)
Comprehensive loss:
Net income	—	—	—	18,150	—	18,150
Total comprehensive income	—	—	—	—	—	18,150
Balance at December 31, 2014	98,226	$982	$380,091	$(340,873)	$—	$40,200

The accompanying notes are an integral part of these consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Business

Builders FirstSource, Inc., a Delaware corporation formed in 1998, is a leading supplier and manufacturer of structural and related building products for residential new construction in the United States. We serve 34 markets in 9 states, principally in the southern and eastern United States. We have 56 distribution centers and 55 manufacturing facilities, many of which are located on the same premises as our distribution centers. We serve a broad customer base ranging from production homebuilders to small custom homebuilders.

In this annual report, references to the “company,” “we,” “our,” “ours” or “us” refer to Builders FirstSource, Inc. and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements present the results of operations, financial position, and cash flows of Builders FirstSource, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Estimates are used when accounting for items such as revenue, vendor rebates, allowance for returns, discounts and doubtful accounts, employee compensation programs, depreciation and amortization periods, income taxes, inventory values, insurance programs, goodwill, other intangible assets and long-lived assets.

Sales Recognition

We recognize sales of building products upon delivery to the customer. For contracts with service elements, sales are generally recognized on the completed contract method as these contracts are usually completed within 30 days. Contract costs include all direct material and labor, equipment costs and those indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Prepayments for materials or services are deferred until such materials have been delivered or services have been provided. All sales recognized are net of allowances for discounts and estimated returns, based on historical experience. We present all sales tax on a net basis in our consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and all highly liquid investments with an original maturity date of three months or less.

Restricted Cash

Restricted cash consists of amounts used to collateralize outstanding letters of credit and other potential casualty insurance obligations and is classified as a current or non-current asset based on its designated purpose.

Financial Instruments

We use financial instruments in the normal course of business as a tool to manage our assets and liabilities. We do not hold or issue financial instruments for trading purposes.

We issued detachable warrants in 2011, which are measured at fair value on a recurring basis as discussed in Note 9.

Accounts Receivable

We extend credit to qualified professional homebuilders and contractors, in many cases on a non-collateralized basis. The allowance for doubtful accounts is based on management’s assessment of the amount which may become uncollectible in the future and is estimated using specific review of problem accounts, overall portfolio quality, current economic conditions that may affect the borrower’s ability to pay, and historical experience. Accounts receivable are written off when deemed uncollectible. Other receivables consist primarily of vendor rebates receivable.

Accounts receivable consisted of the following at December 31:

	2014	2013
	(In thousands)
Trade receivables	$142,204	$136,359
Other	9,301	10,282
Accounts receivable	151,505	146,641
Less: allowance for returns and doubtful accounts	3,153	3,605
Accounts receivable, net	$148,352	$143,036

The following table shows the changes in our allowance for doubtful accounts:

	2014	2013	2012
	(In thousands)
Balance at January 1,	$2,413	$1,864	$1,441
Additions charged to expense	(274)	900	751
Deductions (write-offs, net of recoveries)	(405)	(351)	(328)
Balance at December 31,	$1,734	$2,413	$1,864

We also establish reserves for credit memos and customer returns. The reserve balance was $1.4 million, $1.2 million, and $1.0 million at December 31, 2014, 2013, and 2012, respectively. The activity in this reserve was not significant for each year presented.

Inventories

Inventories consist principally of materials purchased for resale, including lumber, sheet goods, windows, doors and millwork, as well as certain manufactured products and are stated at the lower of cost or market. Cost is determined using the weighted average method, the use of which approximates the first-in, first-out method. We accrue for shrinkage based on the actual historical shrinkage results of our most recent physical inventories adjusted, if necessary, for current economic conditions. These estimates are compared with actual results as physical inventory counts are taken and reconciled to the general ledger.

During the year, we monitor our inventory levels by market and record provisions for excess inventories based on slower moving inventory. We define potential excess inventory as the amount of inventory on hand in excess of the historical usage, excluding special order items purchased in the last three months. We then apply our judgment as to forecasted demand and other factors, including liquidation value, to determine the required adjustments to net realizable value. Our inventories are generally not susceptible to technological obsolescence.

Our arrangements with vendors provide for rebates of a specified amount of consideration, payable when certain measures, generally related to a stipulated level of purchases, have been achieved. We account for estimated rebates as a reduction of the prices of the vendor’s inventory until the product is sold, at which time such rebates reduce cost of sales in the accompanying consolidated statements of operations and comprehensive loss. Throughout the year we estimate the amount of the rebates based upon the expected level of purchases. We continually revise these estimates based on actual purchase levels.

Shipping and Handling Costs

Handling costs incurred in manufacturing activities are included in cost of sales. All other shipping and handling costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income (loss) and totaled $79.7 million, $71.1 million and $58.5 million in 2014, 2013 and 2012, respectively.

Income Taxes

We account for income taxes utilizing the liability method described in the Income Taxes topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”). Deferred income taxes are recorded to reflect consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which differences are expected to affect taxable earnings. We record a valuation allowance to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Warranty Expense

We have warranty obligations with respect to most manufactured products; however, the liability for the warranty obligations is not significant as a result of third-party inspection and acceptance processes.

Deferred Loan Costs and Debt Discount

Loan costs are capitalized upon the issuance of long-term debt and amortized over the life of the related debt. Loan costs incurred are amortized using either the straight-line method or the effective interest method. Debt discount is amortized over the life of the related debt using the effective interest method. Amortization of deferred loan costs and the debt discount are included in interest expense. Upon changes to our debt structure, we evaluate debt issuance costs in accordance with the Debt topic of the Codification. We adjust debt issuance costs as necessary based on the results of this evaluation, as discussed in Note 9.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The estimated lives of the various classes of assets are as follows:

Buildings and improvements	20 to 40 years
Machinery and equipment	3 to 10 years
Furniture and fixtures	3 to 5 years
Leasehold improvements	The shorter of the estimated useful life or the remaining lease term

Major additions and improvements are capitalized, while maintenance and repairs that do not extend the useful life of the property are charged to expense as incurred. Gains or losses from dispositions of property, plant and equipment are recorded in the period incurred. We also capitalize certain costs of computer software developed or obtained for internal use, including interest, provided that those costs are not research and development, and certain other criteria are met.

We periodically evaluate the commercial and strategic operation of the land, related buildings and improvements of our facilities. In connection with these evaluations, some facilities may be consolidated, and others may be sold or leased. Net gains or losses related to the sale of real estate and equipment are recorded as selling, general and administrative expenses.

Long-Lived Assets

We evaluate our long-lived assets, other than goodwill, for impairment when events or changes in circumstances indicate, in our judgment, that the carrying value of such assets may not be recoverable. The determination of whether or not impairment exists is based on our estimate of undiscounted future cash flows before interest attributable to the assets as compared to the net carrying value of the assets. If impairment is indicated, the amount of the impairment recognized is determined by estimating the fair value of the assets based on estimated discounted future cash flows and recording a provision for loss if the carrying value is greater than estimated fair value. The net carrying value of assets identified to be disposed of in the future is compared to their estimated fair value, usually the quoted market price obtained from an independent third-party less the cost to sell, to determine if impairment exists. Until the assets are disposed of, an estimate of the fair value is reassessed when related events or circumstances change. Asset impairment charges are presented in the consolidated statements of operations and comprehensive income (loss) for the respective years.

Insurance

We have established insurance programs to cover certain insurable risks consisting primarily of physical loss to property, business interruptions resulting from such loss, workers’ compensation, employee healthcare, and comprehensive general and auto liability. Third party insurance coverage is obtained for exposures above predetermined deductibles as well as for those risks required to be insured by law or contract. Provisions for losses are developed from valuations that rely upon our past claims experience, which considers both the frequency and settlement of claims. We discount our workers’ compensation liability based upon estimated future payment streams at our risk-free rate.

Net Loss per Common Share

Net loss per common share, or earnings per share (“EPS”), is calculated in accordance with the Earnings per Share topic of the Codification which requires the presentation of basic and diluted EPS. Basic EPS is computed using the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential common shares.

The table below presents a reconciliation of weighted average common shares used in the calculation of basic and diluted EPS for the years ended December 31:

	2014	2013	2012
	(In thousands)
Weighted average shares for basic EPS	98,050	96,449	95,463
Dilutive effect of options	2,472	—	—
Weighted average shares for diluted EPS	100,522	96,449	95,463

Our restricted stock shares include rights to receive dividends that are not subject to the risk of forfeiture even if the underlying restricted stock shares on which the dividends were paid do not vest. In accordance with the Earnings Per Share topic of the Codification, unvested share-based payment awards that contain non-forfeitable rights to dividends are deemed participating securities and should be considered in the calculation of basic EPS. Since the restricted stock shares do not include an obligation to share in losses, they will be included in our basic EPS calculation in periods of net income and excluded from our basic EPS calculation in periods of net loss. Accordingly, there were 27,000 restricted stock shares included in our basic EPS calculation for 2014 as we generated net income. There were 610,000 and 1,229,000 restricted stock shares excluded from the computation of basic EPS in 2013, and 2012, respectively, because we generated a net loss.

For the purpose of computing diluted EPS, weighted average shares outstanding have been adjusted for common shares underlying 6,246,000 options, 700,000 warrants, and 1,855,000 restricted stock units (“RSUs”) for 2014. In addition, $0.5 million of income due to fair value adjustments related to the warrants was excluded from net income in the computation of diluted EPS for 2014. Options to purchase 4,933,000, and 5,514,000 shares of common stock were not included in the computations of diluted EPS in 2013, and 2012, respectively, because their effect was anti-dilutive. Warrants to purchase 700,000 and 1,600,000 shares of common stock were not included in the computations of diluted EPS in 2013 and 2012 because their effect was anti-dilutive.

Goodwill and Other Intangible Assets

Intangibles subject to amortization

We recognize an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or whenever it can be separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged, either individually or in combination with a related contract, asset or liability. Impairment losses are recognized if the carrying value of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its estimated fair value.

Goodwill

We recognize goodwill as the excess cost of an acquired entity over the net amount assigned to assets acquired and liabilities assumed. Goodwill is tested for impairment on an annual basis and between annual tests whenever impairment is indicated. This annual test takes place as of December 31 each year. Impairment losses are recognized whenever the implied fair value of goodwill is less than its carrying value.

Stock-based Compensation

We have four stock-based employee compensation plans, which are described more fully in Note 10. We issue new common stock shares upon exercises of stock options, grants of restricted stock, and vesting of RSUs.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for the year ended December 31:

	2014	2012
Expected life	5.8 years	6.0 years
Expected volatility	92.1%	94.4%
Expected dividend yield	0.00%	0.00%
Risk-free rate	1.83%	1.18%

The expected life represents the period of time the options are expected to be outstanding. We used the simplified method for determining the expected life assumption due to limited historical exercise experience on our stock options. The expected volatility is based on the historical volatility of our common stock over the most recent period equal to the expected life of the option. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant and has a term equal to the expected life of the options. We did not grant any stock option awards in 2013.

Recently Issued Accounting Pronouncements

In January 2015 the FASB issued an update to the existing guidance under the Income Statement topic of the Codification.  This update eliminates the concept of extraordinary items and the requirement to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Under the updated guidance such items will either be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. This guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption, but not required. The guidance allows either prospective or retrospective methods of adoption. We do not currently expect that the adoption of this update will have an impact on our financial statements.

In November 2014 the FASB issued an update to the existing guidance under the Business Combinations topic of the Codification. This update allows, but does not require, an acquired entity to apply pushdown accounting in its stand-alone financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The decision to apply pushdown accounting may be made independently for each change in control event. This new guidance was effective on November 18, 2014 and can be applied retrospectively. This updated guidance did not have an impact on our financial statements. We will assess the need to apply pushdown accounting for future acquisitions on an individual basis, when necessary.

In August 2014, the FASB issued an update to the existing guidance under the Presentation of Financial Statements topic of the Codification. This update requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. This new guidance is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted, but not required. We are currently evaluating the impact of this guidance on our financial statements.

In May 2014, the FASB issued an update to the existing guidance under the Revenue Recognition topic of the Codification which is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  This new guidance is effective for annual reporting periods beginning after December 15, 2016. Accordingly, we will adopt this guidance beginning January 1, 2017.  Early adoption of this guidance is not permitted.  This guidance allows either full retrospective or modified retrospective methods of adoption. We are currently evaluating the impact of this guidance on our financial statements.

In April 2014, the FASB issued an update to the existing guidance under the Presentation of Financial Statements and Property, Plant, and Equipment topics of the Codification. This update changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. Under the previous guidance any component of an entity that was a reportable segment, an operating segment, a reporting unit, a subsidiary, or an asset group was eligible for discontinued operations presentation. The revised guidance only allows disposals of components of entity that represent a strategic shift that has, or will have, a major effect on an entity’s operations and financial results to be presented as a discontinued operation. This update is effective for fiscal years, and interim periods beginning after December 15, 2014. Early adoption is permitted, but not required. The guidance applies prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date. We do not expect that the adoption of this update will have an impact on our financial statements.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It consists of net income (loss) and other gains and losses affecting stockholders’ equity that, under GAAP, are excluded from net income. We had no items of other comprehensive income (loss) for the years ended December 31, 2014, 2013, and 2012.

3. Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	2014	2013
	(In thousands)
Land	$17,334	$14,437
Buildings and improvements	64,776	58,974
Machinery and equipment	113,609	100,109
Furniture and fixtures	18,936	17,734
Construction in progress	13,341	4,978
Property, plant and equipment	227,996	196,232
Less: accumulated depreciation	152,317	146,840
Property, plant and equipment, net	$75,679	$49,392

Depreciation expense was $8.5 million, $8.9 million and $10.7 million, of which $2.5 million, $2.4 million and $3.1 million was included in cost of sales, in 2014, 2013, and 2012, respectively.

4. Discontinued Operations

In the second quarter of 2009, we announced our intent to exit the entire Ohio market based upon several factors, including the unfavorable conditions that affected our industry and a poor competitive position which prevented us from generating profitable results. We completed our exit plan in the second quarter of 2009 and have no further significant, continuing involvement in these operations. The cessation of operations in these markets was treated as discontinued operations as they had distinguishable cash flow and operations that have been eliminated from our ongoing operations. As a result, the operating results of the Ohio market for the current and prior periods have been aggregated and reclassified as discontinued operations in the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2014, 2013, and 2012.

We recognized $0.4 million, $0.4 million, and $1.3 million of expense in 2014, 2013 and 2012, respectively, which was primarily related to future minimum lease obligations on closed facilities, and revisions to sub-rental income estimates. These amounts are included in loss from discontinued operations in the accompanying consolidated statement of operations and comprehensive income (loss) for the years ended December 31, 2014, 2013, and 2012, respectively.

In December 2012, an Ohio facility met the criteria for held for sale classification. As such, it was reclassified from property, plant, and equipment to other assets. We recorded a $1.1 million impairment charge to adjust the value of this property to its fair value. This amount was included in loss from discontinued operations in the accompanying consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2012. In April 2013, this facility was sold and the resulting gain of approximately $0.2 million was included in loss from discontinued operations in the accompanying consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2013.

An analysis of our facility closure reserves related to our discontinued operations for the periods reflected is as follows:

	2012	Additions	Payments	2013	Additions	Payments	2014
	(In thousands)
Facility and other exit costs, net of estimated sub-lease rental income	$2,611	$373	$(867)	$2,117	$417	$(772)	$1,762

The facility and other exit cost reserves related to our discontinued operations at December 31, 2014 were $1.8 million, of which $1.0 million is recorded as other long-term liabilities. The reserves are primarily related to future minimum lease payments on vacated facilities.

Our loss before income taxes attributable to our discontinued operations were $0.4 million, $0.3 million, and $2.4 million for the years ended December 31, 2014, 2013, and 2012, respectively.

5. Acquisitions

On June 30, 2014, the Company acquired certain assets and the operations of Slone Lumber Company, Inc. (“Slone”) for $8.7 million in cash (including certain adjustments). Based in Houston, Texas, Slone is a full-line building materials supplier. Slone’s product offerings include lumber, engineered beams, interior and exterior door units, moulding, trim, and cabinets. Slone also offers installation services on exterior doors, shutters, and cabinets.

On July 31, 2014, the Company acquired certain assets and the operations of West Orange Lumber Company, Inc. (“West Orange”) for $9.8 million in cash (including certain adjustments). Based in Groveland, Florida, West Orange supplies lumber, roof and floor trusses, custom windows and doors, as well as installation services, to both residential homebuilders and commercial contractors in central Florida.

On August 6, 2014, the Company acquired certain assets and the operations of Truss Rite, LLC (“Truss Rite”) for $14.6 million in cash (including certain adjustments). Based in Sherman, Texas Truss Rite primarily manufactures wood roof and floor trusses for large multi-family and commercial projects throughout Texas and parts of Oklahoma. Truss Rite predominately serves developers and general contractors in the multi-family residential housing sector.

On October 1, 2014, the Company acquired certain assets and the operations of Trim Tech of Austin, Inc. (“Trim Tech”) for $19.4 million in cash (including certain adjustments). Trim Tech is based in Hutto, Texas, which is approximately 30 miles north of downtown Austin. Trim Tech is a turn-key supplier of custom cabinets, interior and exterior doors, stair parts, and custom millwork and molding.

On December 22, 2014, the Company acquired certain assets and the operations of Empire Truss, Ltd. (“Empire”) for $16.8 million in cash (including certain adjustments). Empire is a Texas-based manufacturer of custom designed roof trusses and floor trusses, and a distributor of engineered wood products with its primary operations located in Huntsville, Texas, approximately 65 miles north of downtown Houston. Empire also operates a manufacturing facility in Ferris, Texas, which is 20 miles southeast of Dallas.  Empire’s primary focus is on multi-family and light commercial customers.

These transactions were accounted for by the acquisition method, and accordingly the results of operations were included in the Company’s consolidated financial statements from their respective acquisition dates. The purchase price was allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. The allocations shown in the table below are preliminary and are subject to adjustment. Pro forma results of operations are not presented as these acquisitions are not material individually or in the aggregate.

We incurred $0.6 million in acquisition related costs during the year ended December 31, 2014. These costs include due diligence costs and transaction costs to complete the acquisitions, and have been recognized in selling, general and administrative expense in the accompanying condensed consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2014.

The following table summarizes the aggregate fair values of the assets acquired and liabilities assumed at the acquisition dates for Slone, West Orange, Truss Rite, Trim Tech, and Empire (in thousands):

Accounts Receivable	$9,544
Inventory	5,417
Property, plant and equipment	8,580
Other intangible assets (Note 7)	17,467
Other assets	34
Goodwill (Note 6)	28,581
Current liabilities	(286)
Total net assets acquired	$69,337

6. Supplemental historical ProBuild unaudited information

Goodwill

The following table sets forth the changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 (in thousands):

	2014	2013
Balance as of January 1,
Goodwill	$155,829	$155,829
Accumulated impairment losses	(44,636)	(44,636)
	111,193	111,193
Acquisitions and other purchase price adjustments	28,581	—
Balance as of December 31,
Goodwill	$184,410	$155,829
Accumulated impairment losses	(44,636)	(44,636)
	$139,774	$111,193

In 2014 the change in the carrying amount of goodwill is attributable to our acquisitions of Slone, West Orange, Truss Rite, Trim Tech, and Empire. The amounts allocated to goodwill as a result of these acquisitions is preliminary. There were no changes to the carrying amount of goodwill in 2013. The amount allocated to goodwill is attributable to the assembled workforce of the acquired companies as well as the synergies expected to arise as a result of these acquisitions. All of the goodwill recognized from these acquisitions is expected to be deductible for tax purposes. The goodwill recognized from these acquisitions will be amortized ratably over a 15 year period for tax purposes.

We closely monitor trends in economic factors and their effects on operating results to determine if an impairment trigger was present that would warrant a reassessment of the recoverability of the carrying amount of goodwill prior to the required annual impairment test in accordance with the Intangibles – Goodwill and Other topic of the Codification.

The process of evaluating goodwill for impairment involves the determination of fair value of our reporting units. Inherent in such fair value determinations are certain judgments and estimates relating to future cash flows, including our interpretation of current economic indicators and market valuations and assumptions about our strategic plans with regard to our operations. Due to the uncertainties associated with such estimates, actual results could differ from such estimates resulting in further impairment of goodwill.

In performing our impairment analysis, we developed a range of fair values for our reporting units using a discounted cash flow methodology. The discounted cash flow methodology establishes fair value by estimating the present value of the projected future cash flows to be generated from the reporting unit. The discount rate applied to the projected future cash flows to arrive at the present value is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. The discounted cash flow methodology uses our projections of financial performance for a five-year period. The most significant assumptions used in the discounted cash flow methodology are the discount rate, the terminal value and the expected future revenues, gross margins and operating expenses, which vary among reporting units. Significant assumptions used in our financial projections include housing starts, lumber commodity prices, and market share gains.

We recorded no goodwill impairment charges in 2014, 2013, and 2012.

7. Intangible Assets

The following table presents intangible assets as of December 31:

	2014		2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Customer relationships	$18,423	$(2,695)	$3,334	$(2,507)
Non-compete agreements	392	(31)	—	—
Trade names	1,234	(95)	—	—
Total intangible assets	$20,049	$(2,821)	$3,334	$(2,507)

In connection with the acquisitions of Slone, West Orange, Truss Rite, Trim Tech, and Empire we recorded intangible assets of $17.5 million, which includes $1.2 million of trade names, $0.4 million of non-compete agreements and $15.9 million of customer relationships. The amounts allocated to intangible assets as a result of these acquisitions is preliminary. The weighted average useful lives of the acquired assets are 5.0 years for trade names and non-compete agreements, and 10.3 years for customer relationships.

During the years ended December 31, 2014, 2013, and 2012, we recorded amortization expense in relation to the above-listed intangible assets of $1.1 million, $0.4 million, and $0.4 million, respectively. The following table presents the estimated amortization expense for these intangible assets for the years ending December 31 (in thousands):

2015	$2,281
2016	2,162
2017	1,995
2018	1,995
2019	1,783

8. Accrued Liabilities

Accrued liabilities consisted of the following at December 31:

	2014	2013
	(In thousands)
Accrued payroll and other employee related expenses	$18,974	$11,585
Accrued taxes	9,167	8,439
Self-insurance reserves	10,386	7,939
Accrued interest	2,329	2,227
Facility closure reserves	1,646	1,568
Casualty claims in excess of retained loss limit	11,335	2,085
Deferred revenue	4,665	5,540
Other	7,723	5,927
Total accrued liabilities	$66,225	$45,310

9. Long-Term Debt

Long-term debt consisted of the following at December 31:

	2014	2013
	(In thousands)
2021 notes	350,000	350,000
2013 facility	30,000	—
Other long-term debt*	3,904	3,971
	383,904	353,971
Less: current portion of long-term debt	30,074	67
Total long-term debt, net of current maturities	$353,830	$353,904

*

We completed construction on a new multi-purpose facility during 2006. Other long-term debt represents an unfunded lease obligation for this facility. For accounting purposes, we are deemed the owner. As a result, the building and the long-term lease obligation are included on the consolidated balance sheet as a component of fixed assets and other debt, respectively.

Second Priority Senior Secured Floating Rate Notes due 2016

As of December 31, 2012, we had $139.7 million in aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2016 (“2016 notes”) that matured on February 15, 2016. Interest accrued on the 2016 notes at a 3-month LIBOR (subject to a 3.0% floor) plus 10.0%. LIBOR was reset at the beginning of each quarterly period. In May 2013, we repaid the full $139.7 million in outstanding notes as part of the 2013 refinancing transaction discussed below.

First-Lien Term Loan and Letter of Credit Facilities

In December 2011, we completed a $160.0 million first-lien term loan (“term loan”) that included detachable warrants that allow for the purchase of up to 1.6 million shares of our common stock at a price of $2.50 per share. These warrants were exercisable immediately upon issuance and expire in December 2018. The warrant agreement contains certain settlement adjustment features which preclude the warrants from being considered to be indexed to our stock. Specifically, it includes a “down-round” provision that requires an adjustment to be made to the exercise price and number of warrants upon the Company issuing additional common shares or convertible securities at a price that is less than the exercise price of the warrants at that time. This adjustment would be required even if the issue price of the common shares or convertible securities was at-market. As such, the outstanding warrants are considered to be derivative financial instruments and are classified as liabilities. As of December 31, 2014 there were 0.7 million warrants outstanding.

At the same time, we entered into a $20.0 million stand-alone letter of credit facility (“stand-alone facility”). The term loan and the stand-alone facility were both scheduled to mature on September 30, 2015. The term loan, which was issued at 97%, provided $119.6 million of net proceeds after repaying the $20.0 million outstanding under the existing senior secured revolving credit facility, using $14.2 million to collateralize letters of credit outstanding under the new stand-alone facility, and paying fees and expenses related to this transaction

In December of 2012, we amended our first-lien term loan to enhance our liquidity position to support both current and anticipated increases in sales volume. Terms of the amendment included increasing the principal amount by $65.0 million, reducing the minimum cash requirement from $35.0 million to $15.0 million, adding a new $15.0 million letter of credit sub-facility (“sub-facility”), and increasing the minimum specified collateral value to $225.0 million, contingent upon maintaining certain levels of qualified cash. The additional term loan amount, which was issued at 95.5%, provided $60.9 million of net proceeds after paying fees and expenses related to the transaction.

The term loan was collateralized by a first lien on substantially all of our assets, and was guaranteed by all of our subsidiaries. Interest accrued on the loan at 3-month LIBOR (subject to a 2% floor) plus 9.5%. The stand-alone facility included a commitment fee of 0.5% on any unused amount and assessed interest at a rate of 2.0% on any outstanding letters of credit. All letters of credit issued under the stand-alone facility were collateralized by cash equal to 105% of the face amount of the letters of credit. The sub-facility also included a commitment fee of 0.5% on any unused amount and assessed interest at a rate of 3.0% on any outstanding letters of credit. Letters of credit issued under the sub-facility were not required to be cash collateralized.

As of December 2012, we had outstanding letters of credit totaling $12.4 million under our stand-alone facility that principally support our self insurance programs. We collateralized these letters of credit with $13.0 million of restricted cash. In January 2013, we finalized our letter of credit sub-facility and at the same time, transferred the $12.4 million of outstanding letters of credit from our stand-alone facility over to the new sub-facility. As such, we were able to eliminate the cash collateral requirement for our outstanding letters of credit, thus increasing our liquidity by an additional $13.0 million. We also amended the stand-alone facility from $20.0 million down to $10.0 million.

In May 2013, we repaid the full $225.0 million outstanding term loan as part of the 2013 refinancing transaction discussed below. At the same time, we terminated the term loan and letter of credit sub-facility, as well as the amended stand-alone facility.

2013 Refinancing

In May 2013 we completed a private offering of $350.0 million in aggregate principal amount of 7.625% senior secured notes due 2021 (“2021 notes”) at a price equal to 100% of their face value. In conjunction with the offering, we also entered into a new 5-year $175.0 million senior secured revolving credit facility agreement (“2013 facility”) provided by a syndicate of financial institutions led by SunTrust Bank as administrative agent.

We used the net proceeds from the offering of the 2021 notes, together with cash on hand, to (i) redeem $139.7 million in aggregate outstanding principal amount of our 2016 notes at par plus accrued and unpaid interest thereon to the redemption date, (ii) repay $225.0 million in borrowings outstanding under our existing first-lien term loan plus a prepayment premium of approximately $39.5 million and accrued and unpaid interest and (iii) pay the related commissions, fees and expenses. The repayment of the 2016 notes and the term loan was considered to be an extinguishment. As such, we recognized a loss of $48.4 million, which was recorded as interest expense in the second quarter of 2013. Of this $48.4 million loss, $39.5 million was due to the prepayment premium on the term loan, $6.8 million was due to a write-off of unamortized debt discount on the term loan and $2.1 million was due to a write-off of unamortized deferred loan costs on the 2016 notes and the term loan.

Upon the repayment of the outstanding borrowings and payment of the prepayment premium and accrued interest, we terminated the term loan, which included the $15.0 million letter of credit sub-facility. The $12.7 million of outstanding letters of credit under the sub-facility at the time were transferred to the 2013 facility. At the same time, we also terminated our $10.0 million letter of credit stand-alone facility. There were no letters of credit outstanding under the stand-alone facility at the time of termination.

In connection with the issuance of the 2021 notes and entering into the 2013 facility we incurred approximately $15.6 million of various third-party fees and expenses. Of these costs, $11.2 million were allocated to the 2021 notes and $4.4 million were allocated to the 2013 facility. These costs have been capitalized and will be amortized over the respective terms of the 2021 notes and the 2013 facility. The $0.9 million in remaining unamortized deferred loan costs related to the sub-facility and stand-alone facility are being amortized over the term of the 2013 facility.

Senior Secured Notes due 2021

As of December 31, 2014, we have $350.0 million outstanding in aggregate principal amount of 2021 notes that mature on June 1, 2021. The 2021 notes were issued pursuant to an indenture, dated as of May 29, 2013 (“Indenture”), by and between us, certain of our subsidiaries, as guarantors (“Guarantors”), and Wilmington Trust, National Association, as trustee and notes collateral agent (“Trustee”). Interest accrues on the 2021 notes at a rate of 7.625% per annum and is payable semi-annually in arrears on June 1 and December 1 of each year.

The 2021 notes, subject to certain exceptions, are guaranteed, jointly and severally, on a senior secured basis, by each of the Guarantors. All obligations under the 2021 notes, and the guarantees of those obligations, will be secured by substantially all of our assets and the assets of the Guarantors subject to certain exceptions and permitted liens, including a first-priority security interest in such assets that constitute Notes Collateral (as defined therein) and a second-priority security interest in such assets that constitute ABL Collateral (as defined therein). An intercreditor agreement (“ABL/Bond Intercreditor Agreement”), dated as of May 29, 2013, among us, the Guarantors, SunTrust Bank, as ABL Collateral agent, and the Trustee, as Notes Collateral agent, will govern all arrangements in respect of the priority of the security interest in the ABL Collateral and the Notes Collateral.

“ABL Collateral” includes substantially all presently owned and after-acquired accounts receivable, inventory, rights of an unpaid vendor with respect to inventory, deposit accounts, investment property, cash and cash equivalents, and instruments and chattel paper and general intangibles, books and records and documents related to and proceeds of each of the foregoing. “Notes Collateral” includes substantially all collateral which is not ABL Collateral.

The Indenture contains certain restrictive covenants, which, among other things, relate to the payment of dividends, incurrence of indebtedness, repurchase of common stock, distributions, asset sales and investments. At any time we can redeem some or all of the 2021 notes at a redemption price equal to par plus a specified premium that declines to par by 2019. In the event of a change of control, we may be required to offer to purchase the 2021 notes at a purchase price equal to 101% of the principal, plus accrued and unpaid interest.

2013 Senior Secured Revolving Credit Facility

The 2013 facility provides for a $175.0 million revolving credit line to be used for working capital and general corporate purposes. The available borrowing capacity, or borrowing base, is derived primarily from a percentage of the Company’s eligible receivables and inventory, as defined by the agreement, subject to certain reserves. The 2013 facility is scheduled to mature on May 29, 2018. At December 31, 2014, the net borrowing availability under the 2013 facility totaled $129.4 million after being reduced by outstanding letters of credit of approximately $15.6 million and $30.0 million of borrowings currently outstanding.  During the third quarter of 2014 we borrowed $30.0 million under the 2013 facility at a weighted-average interest rate of 1.98%.  During the second quarter of 2013 we borrowed and repaid $30.0 million under the 2013 facility at a weighted-average interest rate of 4.0%.

Borrowings under the 2013 facility bear interest, at our option, at either a base rate or eurodollar rate, plus, in each case, an applicable margin. The applicable margin ranges from 0.75% to 1.25% for base rate loans and 1.75% to 2.25% for eurodollar rate loans, in each case based on a measure of our availability under the revolver. A variable commitment fee, currently at a rate of 0.5%, is charged on the unused amount of the revolver based on quarterly average loan utilization. Letters of credit issued and outstanding under the 2013 facility are assessed a fee at a rate equal to the applicable eurodollar rate margin, currently 1.75%, and is payable quarterly in arrears at the end of March, June, September and December. They are also assessed a fronting fee at a rate of 0.125%.

All obligations under the 2013 facility will be guaranteed jointly and severally by us and all our subsidiaries that guarantee the 2021 notes. All obligations under the 2013 facility, and the guarantees of those obligations, will be secured by substantially all of our assets and the guarantors subject to certain exceptions and permitted liens, including a first-priority security interest in such assets that constitute ABL Collateral and a second-priority security interest in such assets that constitute Notes Collateral.

The 2013 facility contains certain restrictive covenants, which, among other things, relate to the incurrence of indebtedness, payment of dividends, repurchase of common stock, distributions, asset sales and investments. The agreement also contains a financial covenant requiring the satisfaction of a minimum fixed charge coverage ratio of 1.00 to 1.00 if our excess availability, defined as the sum of our net borrowing availability plus qualified cash, falls below the greater of $17.5 million or 10% of the maximum borrowing amount. Qualified cash is defined as cash on deposit that is subject to a control agreement in favor of the agent. As of December 31, 2014, our excess availability was $146.1 million, which includes $129.4 million in net borrowing availability and $16.7 million in qualified cash. The agreement governing the 2013 facility also includes customary events of default, including change of control. If an event of default occurs, the lenders under the 2013 facility would be entitled to take various actions, including the acceleration of amounts due under the revolver and all actions permitted to be taken by a secured creditor (subject to the terms of the ABL/Bond Intercreditor Agreement).

At December 31, 2014, we were not in violation of any covenants or restrictions imposed by any of our debt agreements.

Fair Value

The Fair Value Measurements and Disclosures topic of the Codification provides a framework for measuring the fair value of assets and liabilities and establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy can be summarized as follows:

Level 1 — unadjusted quoted prices for identical assets or liabilities in active markets accessible by us

Level 2 — inputs that are observable in the marketplace other than those inputs classified as Level 1

Level 3 — inputs that are unobservable in the marketplace and significant to the valuation

If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation.

The only financial instruments measured at fair value on a recurring basis were our warrants.

The tables below present the effect of our derivative financial instrument on the consolidated statements of operations and comprehensive income (loss) for the years ended December 31 (in thousands):

Derivative Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income
		2014	2013	2012
Warrants	Interest expense, net	455	(1,502)	(4,992)

We use the income approach to value our warrants by using the Black-Scholes option-pricing model. Using this model, the risk-free interest rate is based on the U.S. Treasury yield curve in effect on the valuation date. The expected life is based on the period of time until the expiration of the warrants. Expected volatility is based on the historical volatility of our common stock over the most recent period equal to the expected life of the warrants. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future.

These techniques incorporate Level 1 and Level 2 inputs. Significant inputs to the derivative valuation for the warrants are observable in the active markets and are classified as Level 2 in the hierarchy.

The following fair value hierarchy table presents information about our financial instrument measured at fair value on a recurring basis using significant other observable inputs (Level 2) (in thousands):

	Carrying Value As of December 31, 2014	Fair Value Measurement as of December 31, 2014	Carrying Value As of December 31, 2013	Fair Value Measurement as of December 31, 2013
Warrants (included in Other long-term liabilities)	$3,375	$3,375	$3,830	$3,830

We have elected to report the value of our 2021 Notes at amortized cost. The fair value of the 2021 Notes at December 31, 2014 was approximately $356.8 million and was determined using Level 2 inputs based on market prices.

Other Long-Term Debt

In 2006, we completed construction on a new multi-purpose facility. Based on the evaluation of the construction project in accordance with the Leases topic of the Codification, we were deemed the owner of the facility during the construction period. Effectively, a sale and leaseback of the facility occurred when construction was completed and the lease term began. This transaction did not qualify for sale-leaseback accounting. As a result, the building and the long-term lease obligation are included on the consolidated balance sheet as a component of fixed assets and other long-term debt, respectively.

Future maturities of long-term debt as of December 31, 2014 were as follows (in thousands):

Year ending December 31,
2015	$30,074
2016	83
2017	92
2018	102
2019	113
Thereafter	353,440
Total long-term debt (including current portion)	$383,904

10. Employee Stock-Based Compensation

2014 Incentive Plan

Under our 2014 Incentive Plan (“2014 Plan”), the Company is authorized to grant awards in the form of incentive stock options, non-qualified stock options, restricted stock shares, restricted stock units, other common stock-based awards and cash-based awards. The maximum number of common shares reserved for the grant of awards under the 2014 Plan is 5.0 million, subject to adjustment as provided by the 2014 Plan. All 5.0 million shares under the Plan may be made subject to options, stock appreciation rights (“SARs”), or stock-based awards.  Stock options and SARs granted under the 2014 Plan may not have a term exceeding 10 years from the date of grant. The 2014 Plan also provides that all awards will become fully vested and/or exercisable upon a change in control (as defined in the 2014 Plan) if those awards (i) are not assumed or equitably substituted by the surviving entity or (ii) have been assumed or equitably substituted by the surviving entity, and the grantee’s employment is terminated under certain circumstances. Other specific terms for awards granted under the 2014 Plan shall be determined by our Compensation Committee (or the board of directors if so determined by the board of directors). Awards granted under the 2014 Plan generally vest ratably over a four year period. As of December 31, 2014, 3.7 million shares were available for issuance under the 2014 Plan.

2007 Incentive Plan

Under our 2007 Incentive Plan (“2007 Plan”), the Company is authorized to grant awards in the form of incentive stock options, non-qualified stock options, restricted stock, other common stock-based awards and cash-based awards. In January 2010, our shareholders approved an amendment to our 2007 Plan which increased the number of shares of common stock that may be granted pursuant to awards under the 2007 Plan from 2.5 million shares to 7.0 million shares. The maximum number of common shares reserved for the grant of awards under the 2007 Plan is 7.0 million, subject to adjustment as provided by the 2007 Plan. No more than 7.0 million shares may be made subject to options SARs granted under the 2007 Plan, and no more than 3.5 million shares may be made subject to stock-based awards other than options or SARs. Stock options and SARs granted under the 2007 Plan may not have a term exceeding 10 years from the date of grant. The 2007 Plan also provides that all awards will become fully vested and/or exercisable upon a change in control (as defined in the 2007 Plan). Other specific terms for awards granted under the 2007 Plan shall be determined by our Compensation Committee (or the board of directors if so determined by the board of directors). Historically, awards granted under the 2007 Plan generally vest ratably over a three to four-year period. As of December 31, 2014, 25,000  shares were available for issuance under the 2007 Plan, 25,000 of which may be made subject to stock-based awards other than options or SARs.

2005 Equity Incentive Plan

Under our 2005 Equity Incentive Plan (“2005 Plan”), we are authorized to grant stock-based awards in the form of incentive stock options, non-qualified stock options, restricted stock and other common stock-based awards. The maximum number of common shares reserved for the grant of awards under the 2005 Plan is 2.2 million, subject to adjustment as provided by the 2005 Plan. No more than 2.2 million shares may be made subject to options or SARs granted under the 2005 Plan, and no more than 1.1 million shares may be made subject to stock-based awards other than options or SARs. Stock options and SARs granted under the 2005 Plan may not have a term exceeding 10 years from the date of grant. The 2005 Plan also provides that all awards will become fully vested and/or exercisable upon a change in control (as defined in the 2005 Plan). Other specific terms for awards granted under the 2005 Plan shall be determined by our board of directors (or a committee of its members). Historically, awards granted under the 2005 Plan generally vest ratably over a three-year period. As of December 31, 2014, 2,700 shares were available for issuance under the 2005 Plan, 2,700 of which may be made subject to stock-based awards other than options or SARs.

1998 Stock Incentive Plan

Under the Builders FirstSource, Inc. 1998 Stock Incentive Plan (“1998 Plan”), we were authorized to issue shares of common stock pursuant to awards granted in various forms, including incentive stock options, non-qualified stock options and other stock-based awards. The 1998 Plan also authorized the sale of common stock on terms determined by our board of directors.

Stock options granted under the 1998 Plan generally cliff vest after a period of seven to nine years with certain option grants subject to acceleration if certain financial targets were met. The expiration date is generally 10 years subsequent to date of issuance. As of January 1, 2005, no further grants will be made under the 1998 Plan.

The following table summarizes our stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Years	Aggregate Intrinsic Value
	(In thousands)			(In thousands)
Outstanding at December 31, 2013	4,933	$4.01
Granted	1,817	$7.67
Exercised	(492)	$3.72
Forfeited	(12)	$7.05
Outstanding at December 31, 2014	6,246	$5.09	6.4	$12,782
Exercisable at December 31, 2014	4,379	$4.04	5.2	$12,614

The outstanding options at December 31, 2014 include options to purchase 4,113,000 shares granted under the 2007 Plan, 1,319,000 shares granted under the 2005 Plan and 814,000 shares granted under the 1998 Plan. As of December 31, 2014, options to purchase 2,796,000 shares under the 2007 Plan, 769,000 shares under the 2005 Plan and 814,000 shares under the 1998 Plan awards were exercisable. The weighted average grant date fair value of options granted during the years ended December 31, 2014 and 2012 were $5.71 and $2.83, respectively. No option awards were granted during 2013. The total intrinsic value of options exercised during the years ended December 31, 2014, 2013, and 2012 were $2.0 million $1.8 million and $0.4 million, respectively. We realized no tax benefits for stock options exercised during the years ended December 31, 2014, 2013 and 2012.

Outstanding and exercisable stock options at December 31, 2014 were as follows (shares in thousands):

	Outstanding			Exercisable
Range of Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Remaining Years	Shares	Weighted Average Exercise Price
$3.15	814	$3.15	7.8	814	$3.15
$3.19 - $3.72	2,652	$3.21	5.2	2,598	$3.20
$6.70 - $7.15	967	$7.06	3.3	967	$7.06
$7.67	1,813	$7.67	9.1	—	$—
$3.15 - $7.67	6,246	$5.09	6.4	4,379	$4.04

The following table summarizes restricted stock activity for the year ended December 31, 2014 (shares in thousands):

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2013	610	$3.42
Granted	—	$—
Vested	(583)	$3.40
Forfeited	—	$—
Nonvested at December 31, 2014	27	$3.72

The outstanding restricted stock units (“RSUs”) at December 31, 2014 include 1,300,000 units granted under the 2014 Plan and 555,000 units granted under the 2007 Plan. The weighted average grant date fair value of RSUs granted during the year ended December 31, 2014 was $7.48. No RSUs were granted during 2013 or 2012.

The following table summarizes restricted stock unit activity for the year ended December 31, 2014 (shares in thousands):

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2013	—	$—
Granted	1,858	$7.48
Vested	—	$—
Forfeited	(3)	$7.52
Nonvested at December 31, 2014	1,855	$7.48

Our results of operations included stock compensation expense of $6.2 million ($6.2 million net of taxes), $4.2 million ($4.2 million net of taxes) and $3.6 million ($3.6 million net of taxes) for the years ended December 31, 2014, 2013 and 2012, respectively. The total fair value of options vested during the years ended December 31, 2014, 2013, and 2012 were $3.0 million, $3.0 million and $3.1 million, respectively. The total fair value of restricted stock vested during the years ended December 31, 2014, 2013 and 2012 were $2.0 million, $2.1 million and $2.0 million, respectively. There were no RSUs which vested in 2014, 2013, or 2012.

As of December 31, 2014, there was $17.4 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted-average period of 3.0 years.

11. Facility Closure Costs

In 2014, we recognized $0.5 million in expense primarily related to the minimum future lease obligations on a facility in Tennessee, which was closed in 2014, return condition obligations on a previously closed facility in South Carolina, and revised sub-rental income estimates on a previously closed facility in Tennessee. We recognized this expense in facility closure costs and interest expense, net in the accompanying consolidated statement of operations and comprehensive income (loss).

In 2013, we recognized $0.1 million in expense primarily related to revisions of sub-rental income estimates on a previously closed facility in Tennessee and future minimum lease obligations on our vacated facilities, net of estimated sub-rental income. We recognized this expense in facility closure costs and interest expense, net in the accompanying consolidated statement of operations and comprehensive income (loss). There were no new facility closures in 2013.

In 2012 we recognized $1.1 million in expense, which was primarily related to revisions of sub-rental income estimates on two previously closed facilities in South Carolina and Tennessee and future minimum lease obligations on our vacated facilities, net of estimated sub-rental income. Of the $1.1 million expense we recognized during 2012, $1.0 million was included in facility closure costs and $0.1 million was included in interest expense, net in the accompanying consolidated statement of operations and comprehensive income (loss). There were no new facility closures in 2012.

An analysis of our facility closure reserves for the periods reflected is as follows:

	2012	Additions	Payments	2013	Additions	Payments	2014
	(In thousands)
Facility and other exit costs, net of estimated sub-lease rental income	$2,834	$82	$(1,216)	$1,700	$515	$(1,068)	$1,147

The facility and other exit cost reserves of $1.1 million at December 31, 2014, of which $0.3 million is recorded as other long-term liabilities, are primarily related to future minimum lease payments on vacated facilities.

As plans to close facilities are developed and executed, assets that can be used at other facilities are transferred and assets to be abandoned or sold are written down to their net realizable value, including any long-lived assets. In situations where multiple facilities serve the same market we may temporarily close, or idle, facilities with plans to reopen these facilities once demand returns to the market. At December 31, 2014, we had four idled facilities; two in Florida and two in South Carolina. In these situations, finite lived assets continue to be depreciated and assessed for impairment. Should conditions in our markets worsen, or recovery take significantly longer than forecasted, we may temporarily idle or permanently close additional facilities, at which time we may incur additional facility closure costs or asset impairment charges. Future non-cash impairment charges would have the effect of decreasing our earnings or increasing our losses in such period, but would not impact our current outstanding debt obligations or compliance with covenants contained in the related debt agreements. We continuously monitor economic conditions in all our markets, and while at the present time there are no plans to close or idle additional facilities, changes in market conditions may warrant future closings or idling of facilities.

12. Income Taxes

The components of income tax expense (benefit) included in continuing operations were as follows for the years ended December 31:

	2014	2013	2012
	(In thousands)
Current:
Federal	$—	$(594)	$—
State	587	446	119
	587	(148)	119
Deferred:
Federal	457	827	378
State	67	90	80
	524	917	458
Income tax expense	$1,111	$769	$577

Temporary differences, which give rise to deferred tax assets and liabilities, were as follows as of December 31:

	2014	2013
	(In thousands)
Deferred tax assets related to:
Accrued expenses	$1,764	$1,897
Insurance reserves	4,461	3,596
Facility closure reserves	1,128	1,486
Stock-based compensation expense	8,066	7,943
Accounts receivable	658	921
Inventories	6,394	5,117
Operating loss and credit carryforwards	106,593	116,926
Goodwill and other intangible assets	1,999	2,593
Property, plant and equipment	5,931	6,307
Other	512	435
	137,506	147,221
Valuation allowance	(133,183)	(143,682)
Total deferred tax assets	4,323	3,539
Deferred tax liabilities related to:
Prepaid expenses	(2,223)	(1,383)
Goodwill and other intangible assets	(8,281)	(7,812)
Total deferred tax liabilities	(10,504)	(9,195)
Net deferred tax liability	$(6,181)	$(5,656)

A reconciliation of the statutory federal income tax rate to our effective rate for continuing operations is provided below for the years ended December 31:

	2014	2013	2012
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax	5.2	0.1	3.5
Valuation allowance	(36.5)	(36.9)	(36.3)
Permanent differences	1.9	(1.3)	(3.3)
Other	−	1.2	−
	5.6%	(1.9)%	(1.1)%

We have $434.4 million of state operating loss carry-forwards, which includes $2.6 million of state tax credit carry-forwards expiring at various dates through 2032. We also have $254.5 million of federal net operating loss carry-forwards that will expire at various dates through 2033. The federal and state operating loss carry-forwards exclude approximately $6.7 million of gross windfall tax benefits from stock option exercises that have not been recorded as of December 31, 2014. These deferred tax assets will be recorded as an increase to additional paid in capital when the related tax benefits are realized. To the extent we generate sufficient taxable income in the future to fully utilize the tax benefits of the net deferred tax assets on which a valuation allowance was recorded, our effective tax rate may decrease as the valuation allowance is reversed.

Section 382 of the Internal Revenue Code imposes annual limitations on the utilization of net operating loss (“NOL”) carryforwards, other tax carryforwards, and certain built-in losses upon an ownership change as defined under that section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain stockholders in the Company’s stock by more than 50 percentage points over a three year testing period (“Section 382 Ownership Change”). If the Company were to experience a Section 382 Ownership Change, an annual limitation would be imposed on certain of the Company’s tax attributes, including NOL and capital loss carryforwards, and certain other losses, credits, deductions or tax basis.

We evaluate our deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with the Income Taxes topic of the Codification we assess whether it is more likely than not that some or all of our deferred tax assets will not be realized. Significant judgment is required in estimating valuation allowances for deferred tax assets. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in the applicable carryback or carryforward periods. We consider nature, frequency, and severity of current and cumulative losses, among other matters, the reversal of existing deferred tax liabilities, historical and forecasted taxable income, and tax planning strategies in our assessment. Changes in our estimates of future taxable income and tax planning strategies will affect our estimate of the realization of the tax benefits of these tax carryforwards.

Poor housing market conditions have contributed to our cumulative loss position for the past several years. While we generated income in 2014, we still have a cumulative loss for the three year period ending December 31, 2014. We believe this, as well as uncertainty around the extent and timing of the housing market recovery, represents significant negative evidence in considering whether our deferred tax assets are realizable. Further, we do not believe that relying on projections of future taxable income to support the recovery of deferred tax assets is sufficient.  Based on an evaluation of positive and negative evidence, we concluded that the negative evidence regarding our ability to realize our deferred tax assets outweighed the positive evidence as of December 31, 2014.

In 2014, we reduced our valuation allowance by $7.2 million due to the utilization of net operating losses against federal and state taxable income.  In 2013, we recorded a valuation allowance of approximately $15.3 million related to our continuing operations, which is exclusive of $0.6 million related primarily to reversals of uncertain tax positions due to statute expirations that affected our net operating loss carryforward and valuation allowance. In 2012, we recorded a valuation allowance of approximately $19.6 million related to our continuing operations.

Without continued improvement in housing activity, we could be required to establish additional valuation allowances. However, we had positive earnings before taxes in 2014. To the extent we continue to generate sufficient taxable income in the same jurisdictions in the future to utilize the tax benefits of the related net deferred tax assets, we may reverse some or all of the valuation allowance. We currently estimate that we will likely transition into a three year cumulative income position on a rolling three year period at some time during the year ending December 2015. However, there continues to be uncertainty around housing market projections. Simply coming out of a cumulative loss is not viewed as a bright line and may not be considered sufficient positive evidence to reverse some or all of the valuation allowance if there are other offsetting negative factors. In upcoming quarters, we will closely monitor the positive and negative evidence surrounding our ability to realize our deferred tax assets.

We base our estimate of deferred tax assets and liabilities on current tax laws and rates. In certain cases, we also base our estimate on business plan forecasts and other expectations about future outcomes. Changes in existing tax laws or rates could affect our actual tax results, and future business results may affect the amount of our deferred tax liabilities or the valuation of our deferred tax assets over time. Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods, as well as the residential homebuilding industry’s cyclicality and sensitivity to changes in economic conditions, it is possible that actual results could differ from the estimates used in previous analyses.

Accounting for deferred taxes is based upon estimates of future results. Differences between the anticipated and actual outcomes of these future results could have a material impact on our consolidated results of operations or financial position.

The following table shows the changes in our valuation allowance:

	2014	2013	2012
	(In thousands)
Balance at January 1,	$143,682	$127,700	$112,392
Additions charged to expense:
Continuing operations	—	15,878	19,559
Discontinued operations	131	178	905
Reductions credited to expense:
Continuing operations	(7,178)	—	—
Discontinued operations	—	—	—
Deductions	(3,452)	(74)	(5,156)
Balance at December 31,	$133,183	$143,682	$127,700

We accrue interest and penalties on our uncertain tax positions as a component of our provision for income taxes. We accrued no significant interest and penalties in 2014, 2013 or 2012. We had a total of $0.3 million and $0.2 million accrued for interest and penalties for our uncertain tax positions as of December 31, 2014 and 2013, respectively.

The following table shows the changes in the amount of our uncertain tax positions (exclusive of the effect of interest and penalties):

	2014	2013	2012
	(In thousands)
Balance at January 1,	$950	$2,080	$2,257
Tax positions taken in prior periods:
Gross increases	2	—	22
Gross decreases	—	—	(64)
Tax positions taken in current period:
Gross increases	13	11	7
Settlements with taxing authorities	—	—	(142)
Lapse of applicable statute of limitations	(587)	(1,141)	—
Balance at December 31,	$378	$950	$2,080

The balance for uncertain tax positions was $0.4 million as of December 31, 2014 excluding penalties and interest. If this balance were recognized, the tax provision would decrease by $0.2 million excluding the impact to the valuation allowance.

We are subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. Based on completed examinations and the expiration of statutes of limitations, we have concluded all U.S. federal income tax matters for years through 2004. We report in 17 states with various years open to examination.

13. Employee Benefit Plans

We maintain one active defined contribution 401(k) plan. Our employees are eligible after completing six months of employment to participate in the Builders FirstSource, Inc. 401(k) Plan. Participants can contribute up to 15% of their annual compensation, subject to federally mandated maximums. Participants are immediately vested in their own contributions. We match a certain percentage of the contributions made by participating employees, subject to IRS limitations. Our matching contributions are subject to a pro-rata five-year vesting schedule. We recognized expense of $0.4 million, $0.4 million and $0.3 million in 2014, 2013 and 2012, respectively, for contributions to the plan.

14. Commitments and Contingencies

We lease certain land, buildings and equipment used in operations. These leases are generally accounted for as operating leases with initial terms ranging from one to 20 years and they generally contain renewal options. Certain operating leases are subject to contingent rentals based on various measures, primarily consumer price index increases. Total rent expense under operating leases was approximately $25.4 million, $20.5 million and $19.0 million for the years ended December 31, 2014, 2013, and 2012, respectively.

In addition, we have residual value guarantees on certain equipment leases. Under these leases we have the option of (a) purchasing the equipment at the end of the lease term, (b) arranging for the sale of the equipment to a third party, or (c) returning the equipment to the lessor to sell the equipment. If the sales proceeds in any case are less than the residual value, we are required to reimburse the lessor for the deficiency up to a specified level as stated in each lease agreement. If the sales proceeds exceed the residual value, we are entitled to all of such excess amounts. The guarantees under these leases for the residual values of equipment at the end of the respective operating lease periods approximated $2.8 million as of December 31, 2014. Based upon the expectation that none of these leased assets will have a residual value at the end of the lease term that is materially less than the value specified in the related operating lease agreement or that we will purchase the equipment at the end of the lease term, we do not believe it is probable that we will be required to fund any amounts under the terms of these guarantee arrangements. Accordingly, no accruals have been recognized for these guarantees.

Future minimum commitments for noncancelable operating leases with initial or remaining lease terms in excess of one year are as follows:

	Related Party	Total*
	(In thousands)
Year ending December 31,
2015	$636	$24,554
2016	333	21,756
2017	285	18,071
2018	242	15,979
2019	227	9,257
Thereafter	1,078	16,618
	$2,801	$106,235

*	Includes related party future minimum commitments for noncancelable operating leases.

As of December 31, 2014, we had outstanding letters of credit totaling $15.6 million under our 2013 Facility that principally support our self insurance programs.

We received $0.6 million from litigation settlements in 2012. These settlements were recorded as a reduction of selling, general and administrative expenses in the accompanying consolidated statement of operations and comprehensive income (loss) in 2012.

We are a party to various legal proceedings in the ordinary course of business. Although the ultimate disposition of these proceedings cannot be predicted with certainty, management believes the outcome of any claim that is pending or threatened, either individually or on a combined basis, will not have a material adverse effect on our consolidated financial position, cash flows or results of operations. However, there can be no assurances that future costs would not be material to our results of operations or liquidity for a particular period.

15. Segment and Product Information

We offer an integrated solution to our customers providing manufacturing, supply, and installation of a full range of structural and related building products.  We provide a wide variety of building products and services directly to homebuilder customers. We manufacture floor trusses, roof trusses, wall panels, stairs, millwork, windows, and doors. We also provide a full range of construction services. These product and service offerings are distributed across approximately 450 locations operating in 40 states across the United States, which have been reorganized into nine geographical regions following the ProBuild acquisition.  Centralized financial and operational oversight, including resource allocation and assessment of performance on an income (loss) from continuing operations before income taxes basis, is performed by our CEO, whom we have determined to be our chief operating decision maker (“CODM”).

As a result of the reorganization following the ProBuild acquisition on July 31, 2015, the Company has nine operating segments aligned with its nine geographical regions (Regions 1 through 9). While all of our operating segments have similar nature of products, distribution methods and customers, certain of our operating segments have been aggregated due to also containing similar economic characteristics, resulting in the following composition of reportable segments:

•	Regions 1 and 2 have been aggregated to form the “Northeast” reportable segment
•	Regions 3 and 5 have been aggregated to form the “Southeast” reportable segment
•	Regions 4 and 6 have been aggregated to form the “South” reportable segment
•	Region 7, 8 and 9 have been aggregated to form the “West” reportable segment. The West reportable segment operations were acquired in their entirety from the ProBuild acquisition.

In addition to our reportable segments, our consolidated results include corporate overhead, other various operating activities that are not internally allocated to a geographical region nor separately reported to the CODM, and certain reconciling items primarily related to allocations of corporate overhead and rent expense, which have collectively been presented as “All Other”.  The accounting policies of the segments are consistent with those described in Note 1, except for noted reconciling items.

The following tables present Net sales, Income (loss) from continuing operations before income taxes and certain other measures for the reportable segments, reconciled to consolidated total continuing operations, for the periods indicated (in thousands):

	Year ended December, 2014
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$229,998	$1,068	$3,634	$3,464
Southeast	675,763	2,800	11,986	5,222
South	574,917	2,997	12,722	6,512
West	—	—	—	—
Total reportable segments	1,480,678	6,865	28,342	15,198
All other	123,419	2,654	2,007	4,471
Total consolidated	$1,604,096	$9,519	$30,349	$19,669

	Year ended December 31, 2013
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$239,860	$1,313	$3,813	$5,715
Southeast	653,324	3,441	11,281	8,958
South	492,314	2,024	13,108	1,783
West	—	—	—	—
Total reportable segments	1,385,498	6,778	28,202	16,456
All other	104,394	2,527	61,436	(58,052)
Total consolidated	$1,489,892	$9,305	$89,638	$(41,596)

	Year ended December 31, 2012
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$175,006	$1,760	$2,838	$(1,711)
Southeast	484,638	4,086	8,829	(7,418)
South	337,641	2,302	12,906	(13,466)
West	—	—	—	—
Total reportable segments	997,285	8,148	24,573	(22,595)
All other	73,391	2,972	20,566	(31,247)
Total consolidated	$1,070,676	$11,120	$45,139	$(53,842)

Asset information by segment is not reported internally or otherwise reviewed by the CODM nor does the company earn revenues or have long-lived assets located in foreign countries.  The Company’s net sales by product category for the years indicated were as follows (in thousands):

	2014	2013	2012
Lumber & lumber sheet goods	$563,392	$570,830	$381,194
Windows, doors & millwork	505,501	435,808	330,878
Manufactured products	333,589	295,481	204,979
Gypsum, roofing & insulation	46,934	46,362	40,948
Siding, metal & concrete products	41,794	37,890	31,354
Other building products & services	112,886	103,521	81,323
Net sales	$1,604,096	$1,489,892	$1,070,676

16. Related Party Transactions

An affiliate of JLL Partners, Inc. was a principal beneficial owner of PGT, Inc. until late 2013. Floyd F. Sherman, our chief executive officer, serves on the board of directors for PGT, Inc. We purchased windows from PGT, Inc. totaling $6.3 million, $5.0 million and $4.4 million in 2014, 2013 and 2012, respectively. We had accounts payable to PGT, Inc. in the amounts of $0.8 million and $0.5 million as of December 31, 2014 and 2013, respectively.

In 2014, 2013 and 2012, we paid approximately $0.9 million, $0.8 million and $1.2 million, respectively, in rental expense to employees or our non-affiliate stockholders for leases of land and buildings.

17. Concentrations

We maintain cash at financial institutions in excess of federally insured limits. Accounts receivable potentially expose us to concentrations of credit risk. We provide credit in the normal course of business to customers in the residential construction industry. We perform ongoing credit evaluations of our customers and maintain allowances for potential credit losses. Because customers are dispersed among our various markets, our credit risk to any one customer or state economy is not significant.

Our customer mix is a balance of large national homebuilders, regional homebuilders and local homebuilders. For the year ended December 31, 2014, our top 10 customers accounted for approximately 25.1% of our sales, and no single customer accounted for more than 8% of sales.

We source products from a large number of suppliers. No materials purchased from any single supplier represented more than 10% of our total materials purchased in 2014.

18. Supplemental Cash Flow Information

Supplemental cash flow information was as follows for the years ended December 31:

	2014	2013	2012
	(In thousands)
Cash payments for interest	$28,338	$78,232	$37,846
Cash payments (refunds) for income taxes	456	407	281

19. Unaudited Quarterly Financial Data

The following tables summarize the consolidated quarterly results of operations for 2014 and 2013 (in thousands, except per share amounts):

	2014
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
Net sales	$345,909		$426,543		$434,907		$396,737
Gross margin	74,915		93,799		97,647		90,636
Income (loss) from continuing operations	(3,312	)(1)	10,620	(2)	8,739	(3)	2,511	(4)
Loss from discontinued operations, net of tax	(72)		(11)		(235)		(90)
Net income (loss)	(3,384)		10,609		8,504		2,421
Basic net income (loss) per share
Income (loss) from continuing operations	$(0.03	)(1)	$0.11	(2)	$0.09	(3)	$0.02	(4)
Loss from discontinued operations	(0.00)		(0.00)		(0.00)		(0.00)
Net income (loss)	$(0.03)		$0.11		$0.09		$0.02
Diluted net income (loss) per share
Income (loss) from continuing operations	$(0.03	)(1)	$0.09	(2)	$0.07	(3)	$0.02	(4)
Loss from discontinued operations	(0.00)		(0.00)		(0.00)		(0.00)
Net income (loss)	$(0.03)		$0.09		$0.07		$0.02

	2013
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
Net sales	$319,702		$398,148		$402,931		$369,111
Gross margin	62,347		82,232		92,494		82,847
Income (loss) from continuing operations	(11,605	)(5)	(48,289	)(6)	12,952	(7)	4,577	(8)
Income (loss) from discontinued operations, net of tax	(203)		83		(158)		(48)
Net income (loss)	(11,808)		(48,206)		12,794		4529
Basic and diluted net income (loss) per share
Income (loss) from continuing operations	$(0.12	)(5)	$(0.50	)(6)	$0.13	(7)	$0.05	(8)
Income (loss) from discontinued operations	(0.00)		(0.00)		(0.00)		(0.00)
Net income (loss)	$(0.12)		$(0.50)		$0.13		$0.05

(1)	Includes fair value adjustments for the warrants of $1.2 million as discussed in Note 9 and a valuation allowance of $1.0 million as discussed in Note 12.
(2)	Includes fair value adjustments for the warrants of $(1.2) million as discussed in Note 9, and a valuation allowance of $(4.1) million as discussed in Note 12.
(3)

Includes fair value adjustments for the warrants of $(1.3) million as discussed in Note 9, facility closure costs of $0.1 million as discussed in Note 11, and a valuation allowance of $(3.3) million as discussed in Note 12.

(4)

Includes fair value adjustments for the warrants of $0.9 million as discussed in Note 9, facility closure costs of $0.2 million as discussed in Note 11, and a valuation allowance of $(0.9) million as discussed in Note 12.

(5)	Includes fair value adjustments for the warrants of $0.4 million as discussed in Note 9 and a valuation allowance of $4.4 million as discussed in Note 12.
(6)

Includes a pre-payment premium on the term loan of $39.5 million as discussed in Note 9, debt discount write-off of $6.8 million as discussed in Note 9, debt issuance cost write-off of $2.1 million as discussed in Note 9, fair value adjustments for the warrants of $0.3 million as discussed in Note 9, and a valuation allowance of $17.0 million as discussed in Note 12.

(7)

Includes fair value adjustments for the warrants of $(0.2) million as discussed in Note 9, facility closure costs of $(0.2) million as discussed in Note 11, and a valuation allowance of $(3.4) million as discussed in Note 12.

(8)

Includes fair value adjustments for the warrants of $0.9 million as discussed in Note 9, facility closure costs of $0.1 million as discussed in Note 11, and a valuation allowance of $(2.6) million as discussed in Note 12.

Earnings per share is computed independently for each of the quarters presented; therefore, the sum of the quarterly earnings per share may not equal the annual earnings per share.

20. Subsequent Event

On February 6, 2015 the Company acquired certain assets and the operations of Timber Tech Texas, Inc. (“Timber Tech”) for $5.8 million in cash (including certain adjustments). Timber Tech is based in Cibolo, Texas, which is approximately 25 miles northeast of downtown San Antonio. Timber Tech is a manufacturer of roof trusses, floor trusses, wall panels and sub-components, as well as a supplier of glue laminated timber and veneer lumber beams.

This transaction will be accounted for by the acquisition method, and accordingly the results of operations will be included in the Company’s consolidated financial statements from the acquisition date. The purchase price will be allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. The accounting for this acquisition has not been completed at the date of this filing given the proximity to the acquisition date.